Exhibit 99.1

Global.ai Appoints International Finance, Technology and M&A Leader Darko Horvat
as Chief Executive Officer and Chairman of the Board

Founder of Global.ai brings three decades of global capital markets, cross-border M&A, and corporate leadership to accelerate acquisitions, enterprise AI adoption and drive worldwide expansion

New York – September 25, 2025 – Global AI Inc. (OTC: GLAI), a leader in enterprise artificial intelligence (AI), Generative, Agentic, Readiness products and solutions, today announced the appointment of Darko Horvat as Chief Executive Officer and Chairman of the Board, effective September 1, 2025.

Mr. Horvat, the founder of Global.ai, brings more than three decades of international finance, capital markets, technology, and corporate leadership experience. Recognized as a Young Global Leader by the World Economic Forum in Davos in 2010, he has built, scaled, and advised companies across industries and continents, while leading complex, high-value cross-border transactions.

Mr. Horvat’s entrepreneurial journey began in Slovenia in 1989, where he launched new businesses and entered joint ventures with international corporations and financial institutions. In the early 1990s, he founded and built the country’s largest regulated closed-end fund management company, cementing his reputation as one of Europe’s leading financial innovators. By 1995, he had expanded into global markets, executing investments and transactions across the United States, Europe, Asia, and the Middle East.

In 2002, he founded The Horvat Family Office, London, where he has served as Executive Chairman, overseeing investments across technology, pharmaceuticals, industrial conglomerates, and financial services. Over the course of his career, Mr. Horvat has structured multi-billion-dollar transactions, engineered pivotal exits, and guided companies through global expansion, IPOs, and complex corporate restructurings. He has also served on boards and investment committees of publicly listed companies and financial institutions and advised international investment firms on governance, strategy, and growth.

Mr. Horvat holds a Bachelor of Science in Electrical Engineering from the University of Ljubljana, an MBA from Clemson University, and an honorary doctorate from the University of Haifa.

The appointment of Mr. Horvat comes at a defining moment for Global.ai. As enterprises invest heavily in AI, most remain stuck in pilot programs without achieving measurable ROI. Global.ai addresses this gap with its enterprise-ready products and solutions, including its Agentic AI platform, which enables organizations to design, deploy, and govern secure AI workflows at scale. With proven expertise in regulated industries and mission-critical environments, Global.ai delivers the compliance, resilience, and performance required for enterprise-wide adoption.

“Darko’s appointment as CEO and Chairman marks a transformative moment for Global.ai,” said Nena Pergar, Director of Global.ai. “He brings unmatched experience in capital markets, M&A, and advanced technologies, coupled with a proven ability to build and scale organizations globally. His leadership will be instrumental in creating shareholder value while positioning Global.ai as the trusted partner for enterprises and governments adopting AI at scale.”

“I am honored to lead Global.ai at this important stage in its journey,” said Darko Horvat, Chief Executive Officer and Chairman of the Board of Global.ai. “As founder, I have always believed that AI must move from hype to measurable impact. Today, our Agentic AI platform enables enterprises to embed AI securely into compliance, finance, and mission-critical operations, with governance and scale at the core. My focus will be on disciplined execution, global partnerships, and strategic acquisitions that accelerate growth and establish Global.ai as the enterprise standard for AI adoption worldwide.”

About Global.ai

Based in Jupiter, Florida, Global.ai is a leader in Artificial Intelligence (AI), Generative, Agentic, Readiness, and Advisory services. Its enterprise-ready Agentic AI platform enables organizations to design, deploy, and scale AI workflows with governance and compliance built in. With deep expertise across regulated industries and mission-critical environments, Global.ai delivers secure, high-performance AI solutions that enhance decision-making, accelerate transformation, and create measurable shareholder value.

For more information, please visit www.global.ai.

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